UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2023

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-38248	46-3951329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 W. Walnut Hill Lane, Suite 110A Irving, Texas	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 771-9952

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Director

On October 19, 2023, the Board of Directors (the “Board”) of RumbleOn, Inc. (the “Company”) appointed Michael Kennedy as Chief Executive Officer and director of the Company, effective as of November 1, 2023 (the “CEO Start Date”).

Mr. Kennedy, age 56, previously served as the President and Chief Executive Officer of Vance & Hines, LLC from April 2019 until October 2023. Prior to that Mr. Kennedy served as Founder and Managing Partner of MWK Partner Advisors from December 2017 until March 2019. Mr. Kennedy is an accomplished Powersports industry veteran with over three decades of experience in strategy, commercial operations, financial management, and manufacturing at leading Powersports companies.

There are no family relationships between Mr. Kennedy and any Company director or executive officer, and no arrangements or understandings between Mr. Kennedy and any other person pursuant to which he was selected as Chief Executive Officer and a director of the Company. Further, there are no transactions reportable under Item 404(a) of Regulation S-K in which Mr. Kennedy has a direct or indirect material interest.

In connection with Mr. Kennedy’s appointment as Chief Executive Officer and director, on October 19, 2023, the Company entered into an employment agreement with Mr. Kennedy (the “Agreement”), effective as of the CEO Start Date. Pursuant to the Agreement, Mr. Kennedy is entitled to (i) an annual base salary of $525,000, (ii) an annual performance-based target bonus of 100% of his annual base salary, (iii) a partial performance-based target bonus of 100% of his annual base salary, pro-rated for service performed during the fourth quarter of 2023, and (iv) a one-time grant of performance based stock options to purchase 825,000 shares of the Company’s Class B common stock (the “Performance Option Award”) at an exercise price equal to the closing price of the Company’s Class B common stock on the day before the date of the grant.

Pursuant to the terms of the Agreement, in the event Mr. Kennedy’s employment is terminated by the Company without “Cause” or if Mr. Kennedy resigns for “Good Reason” (each as defined in the Agreement), Mr. Kennedy will be entitled to receive cash severance benefits that consist of 12 months of continued base salary and 12 months of Company paid COBRA continuation coverage.

The Agreement also includes certain restrictive covenants, including non-competition, non-solicitation, and confidentiality.

The Compensation Committee of the Board approved the Performance Option Award as an inducement material to Mr. Kennedy’s entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The Performance Option Award is effective as of and contingent upon the commencement of Mr. Kennedy’s employment with the Company and will vest in installments over five years starting on the grant date, subject to meeting certain stock performance thresholds, set forth in table below, and Mr. Kennedy’s continued service with the Company through each such vesting date.

Number of Stock Options That Would Vest	Minimum Closing Stock Price for 30 Consecutive Trading Days
125,000 Options	$12.00
175,000 Options	$17.00
200,000 Options	$22.00
225,000 Options	$35.00
100,000 Options	$40.00

The Performance Option Award shall be subject to all terms, vesting conditions, and other provisions to be set forth in a separate award agreement.

Mr. Kennedy will also be eligible to participate in the same benefit plans and programs in which other executive-level Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. In addition, Mr. Kennedy will receive commuting and relocation assistance in connection with his move to the Dallas-Fort Worth metroplex area.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 7.01. Regulation FD.

On October 20, 2023, the Company issued a press release announcing the appointment of Mr. Kennedy. A copy of the press release is furnished hereto as Exhibit 99.1.

The information in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, dated October 19, 2023, between Michael Kennedy and RumbleOn, Inc.

99.1	Press release of RumbleOn, Inc. dated October 20, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: October 20, 2023	/s/ Mathew W. Grynwald
Mathew W. Grynwald
General Counsel & Secretary

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